SCHEDULE 14A
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION


                   Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant [ ]

Check the appropriate box:
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      14a-6(e)(2))
[x]   Definitive Proxy Statement
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[  ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
      240.14a-12


                      Irvine Apartment Communities, Inc.
               (Name of Registrant as Specified in its Charter)

                      Irvine Apartment Communities, Inc.
                  (Name of Person(s) Filing Proxy Statement)


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                           550 Newport Center Drive
                       Newport Beach, California  92660

                                --------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             To Be Held May 7, 1998

                                --------------

               The 1998 Annual Meeting of the shareholders of Irvine Apartment Communities, Inc. will be held at the Hyatt Regency Irvine Hotel, 17900 Jamboree Boulevard, Irvine, California 92614 on Thursday, May 7, 1998 at 10:00 a.m. for the following purposes:

               1. To elect four directors of the Company: three directors to serve until the Annual Meeting of the shareholders in 2001 and one director to serve until the Annual Meeting of the shareholders in 2000.

               2. To consider and vote upon a proposal to approve the
                  amendment and restatement of the Irvine Apartment Communities, Inc. 1993 Stock Option Plan for Directors (i) to provide for annual grants of options to purchase 2,500 shares (currently 1,000 shares) of common stock of the Company to each Eligible Director (as defined in the Plan), (ii) to increase the number of shares available for awards under the Plan from 100,000 to 250,000 and (iii) to extend the Plan's expiration date to 2008.

               3. To consider and vote upon a proposal to approve and adopt the Irvine Apartment Communities, Inc. 1998 Deferred Compensation Plan for Outside Directors.

               4. To transact such other business as may properly come before the meeting and any and all adjournments or postponements thereof.

               The Board of Directors has fixed the close of business on March 27, 1998 as the record date for the determination of the shareholders entitled to notice of and to vote at the meeting and at any adjournment or postponement thereof.

               Shareholders are invited to attend the meeting. Whether or not you expect to attend, we urge you to sign, date and promptly return the enclosed proxy card in the enclosed postage prepaid envelope. If you attend the meeting, you may vote your shares in person, which will revoke any previously executed proxy.

               If your shares are held of record by a broker, bank or other nominee and you wish to attend the meeting, you must obtain a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares and bring it to the meeting. In order to vote your shares at the meeting, you must obtain from the record holder a proxy issued in your name.

                                 By Order of the Board of Directors,



                                James E. Mead
                                Senior Vice President,
                                Chief Financial Officer and Secretary

March 30, 1998


                           550 Newport Center Drive
                       Newport Beach, California  92660

                                --------------

                                PROXY STATEMENT
             Annual Meeting of Shareholders to be held May 7, 1998

                                --------------

                                 INTRODUCTION

               This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Irvine Apartment Communities, Inc., a Maryland corporation (the "Company"), for the 1998 Annual Meeting of the shareholders of the Company (the "1998 Annual Meeting") to be held at the Hyatt Regency Irvine Hotel, 17900 Jamboree Boulevard, Irvine, California 92614 on Thursday, May 7, 1998 at 10:00 a.m.
The Notice of the Annual Meeting, this proxy statement and the accompanying proxy are first being mailed on or about March 30, 1998 to shareholders of record of the Company's common stock ("Common Stock") as of the close of business on March 27, 1998. You can ensure that your shares are voted at the meeting by signing, dating and promptly returning the enclosed proxy card in the envelope provided. Each share entitles the registered holder to one vote. As of February 28, 1998, there were 19,971,356 shares of Common Stock outstanding. Sending in a signed proxy will not affect your right to attend the meeting and vote in person. You may revoke your proxy at any time before it is voted by notifying the Company's Transfer Agent, Boston EquiServe, L.P., 289 S. San Antonio Road, Suite 100, Los Altos, California 94022 in writing, or by executing a subsequent proxy, which revokes your previously executed proxy. Additionally, if you attend the meeting, you may vote your shares in person, which will revoke any previously executed proxy.

               At the 1998 Annual Meeting, shareholders will have the opportunity to elect four directors (three directors to serve until the Annual Meeting in 2001 and one director to serve until the Annual Meeting in 2000); to consider and vote upon a proposal to approve the amendment and restatement of the Irvine Apartment Communities, Inc. 1993 Stock Option Plan for Directors
(i) to provide for annual grants of options to purchase 2,500 shares (currently 1,000 shares) of Common Stock to each Eligible Director (as defined in the Plan), (ii) to increase the number of shares available for awards under the Plan from 100,000 (of which options to purchase 40,000 shares have previously been granted) to 250,000 and (iii) to extend the Plan's expiration date to 2008; to consider and vote upon a proposal to approve and adopt the Irvine Apartment Communities, Inc. 1998 Deferred Compensation Plan for Outside Directors; and to transact such other business as may properly come before the meeting.

               The Company's principal executive offices are located at 550 Newport Center Drive, Newport Beach, California 92660.

                               VOTING OF PROXIES

               Proxies will be voted as specified by the shareholders. Where specific choices are not indicated, proxies will be voted FOR the election of all nominees for Director (Proposal 1), FOR the proposal to amend and restate the 1993 Stock Option Plan for Directors (Proposal 2) and FOR the proposal to approve and adopt the Irvine Apartment Communities, Inc. 1998 Deferred Compensation Plan for Outside Directors (Proposal 3). The presence in person or by proxy of stockholders entitled to cast a majority of all votes entitled to be cast at the 1998 Annual Meeting constitutes a quorum. The election of Directors (Proposal 1) requires the affirmative vote of a plurality of the shares of Common Stock present, in person or by proxy, and entitled to vote at the 1998 Annual Meeting. Accordingly, abstentions and broker non-votes have no effect on the plurality of votes for election of directors. The proposals to amend and restate the 1993 Stock Option Plan for Directors (Proposal 2) and to approve and adopt the Irvine Apartment Communities, Inc. 1998 Deferred Compensation Plan for Outside Directors (Proposal 3) each require the affirmative vote of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote with respect to such matters at the 1998 Annual Meeting. Broker non-votes have no effect on the majority vote required to approve these matters, but abstentions in either matter will be equivalent to votes against such proposal. The shares of Common Stock do not have cumulative voting rights.

               Shareholders will not be entitled to appraisal rights in connection with any matter to be voted on at the 1998 Annual Meeting.


                        ITEM 1.  ELECTION OF DIRECTORS

               At the 1998 Annual Meeting, three Directors are to be elected to serve for a term to expire at the 2001 Annual Meeting of the shareholders and one Director is to be elected to serve for a term to expire at the 2000 Annual Meeting of the shareholders. The nominees for election to serve until the 2001 Annual Meeting of the shareholders are Anthony M. Frank, John F. Seymour, Jr. and Raymond L. Watson. Mr. Watson was appointed by the Board of Directors as a Class II director in July 1997 to fill a vacancy on the Board of Directors and to replace William H. McFarland as one of the three Irvine Company Board Representatives (as defined below) on the Board of Directors. See "Certain Rights of The Irvine Company with Respect to the Board of Directors." The nominee for election to serve until the 2000 Annual Meeting of the shareholders is Mr. McFarland. Mr. McFarland, a director of the Company since December 1996, was appointed President and Chief Executive Officer of the Company in July 1997. Concurrently, with this appointment, Mr. McFarland resigned as a Class II director and was immediately reappointed as a Class I director to fill the vacancy created when Steven Albert resigned as President and Chief Executive Officer and as a Director. Pursuant to the MGCL, the Company's Articles of Incorporation and the Company Bylaws, both Mr. Watson and Mr. McFarland may serve in their current capacities until the 1998 Annual Meeting. Information regarding the Board's nominees for directors is set forth below. Information regarding the three Directors whose terms expire in 1999 and the two Directors whose terms expire in 2000 is set forth below.

               Pursuant to the Company's Articles of Incorporation, the Board of Directors consists of not less than three nor more than 10 directors, with the initial number of directors set at nine. The Board of Directors is divided into three classes serving staggered terms, with each class consisting of one-third of the total number of directors. Each class holds office until the third annual meeting following the election of such class. Mr. McFarland's resignation as a Class II director and reappointment as a Class I director and Mr. Watson's appointment as a Class II director resulted in there being one Irvine Company Board Representative in each class.

               The accompanying proxy will be voted for election of the Board's nominees unless contrary instructions are given. If any of the Board's nominees is unable to serve, which is not anticipated, the persons named as proxies intend to vote, unless the number of nominees is reduced by the Board of Directors, for such other person or persons as the Board of Directors may designate.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF MESSRS. FRANK, SEYMOUR, WATSON AND McFARLAND AS DIRECTORS, WHICH IS DESIGNATED AS PROPOSAL NO. 1 ON THE ENCLOSED PROXY CARD.

Nominees for Election to the Board of Directors for a Three-Year Term to Expire at the 2001 Annual Meeting of Shareholders

Anthony M. Frank, 66. Mr. Frank has been a Director of the Company since December 1993. Mr. Frank has been Chairman of Acrogen, Inc. and Director/Consultant of Transamerica HomeFirst, Inc. since 1992. Prior to this, Mr. Frank served as Postmaster General of the United States from March 1988 to March 1992. From August 1971 through February 1988, Mr. Frank was Chairman and Chief Executive Officer of First Nationwide Bank. He has also served as Chairman of the Federal Home Loan Bank of San Francisco and Chairman of the California Housing Finance Agency, and was the first Chairman of the Federal Home Loan Mortgage Corporation Advisory Board. Mr. Frank is a director of Temple-Inland Inc., Bedford Property Investors, Inc., General American Investors Company, Inc., Crescent Real Estate Equities, Charles Schwab Inc. and Financial Security Assurance, Inc.

John F. Seymour, Jr., 60. Senator Seymour has been a Director of the Company since December 1993. Senator Seymour has been the Chief Executive Officer of Southern California Housing Development Corporation since January 1995. Previously he served as Executive Director of the California Housing Finance Agency from December 1992 through December 1994. Prior to that, Senator Seymour served as a United States Senator for the State of California from January 1991 to December 1992. From April 1982 to January 1991, Senator Seymour served as a State Senator in the California state legislature.
Senator Seymour also served as a member of the Policy Advisory Board for the Center for Real Estate and Urban Economics, University of California, Berkeley and the National Association of Home Builders Mortgage Roundtable and as a director of the National Council of State Housing Agencies. Senator Seymour is a director of Inco Homes Corporation and Countrywide Investment Trust.

Raymond L. Watson, 71.  Mr. Watson rejoined the Company as a Director in July
1997.   Mr. Watson previously served as a Director of the Company from its formation in 1993 until January 1995. Mr. Watson has been Vice Chairman of the Board of The Irvine Company since 1986. From 1973 to 1977, Mr. Watson was President and Chief Executive Officer of The Irvine Company and he has been a member of the Executive Committee of the Board of Directors of The Irvine Company since 1983. Mr. Watson is a member of the Board of Directors of Pacific Life Insurance Company, Mitchell Energy and Development Company and The Walt Disney Company, where he is also Chairman of the Executive Committee.

Nominee for Election to the Board of Directors for a Two-Year Term to Expire at the 2000 Annual Meeting of Shareholders

William H. McFarland, 58. Mr. McFarland has been a Director of the Company since December 1996. Mr. McFarland joined the Company as President and Chief Executive Officer in July 1997. From 1984 to 1997, Mr. McFarland was
Executive Vice President, Land and Residential Development of The Irvine Company and was responsible for the operations and development activities of the Company's predecessor prior to the Company's formation in 1993. Prior to joining The Irvine Company in 1984, Mr. McFarland served as President and Chief Executive Officer of the Bren Company. Prior to working for the Bren Company, he also served as General Manager of Kaiser Aetna's Ponderosa Homes North Bay Division and as President of the McCarthy Company. Mr. McFarland served three years as an officer in the U.S. Marine Corps. He was elected to the California Building Industry Foundation Hall of Fame in 1996.

Members of the Board of Directors Continuing in Office; Terms Expire at the 1999 Annual Meeting of Shareholders

Donald Bren, 65. Mr. Bren has been Chairman of the Board of the Company since its formation. He was President and Chief Executive Officer of the Company from February 1997 to July 1997. Mr. Bren has been Chairman of the Board of The Irvine Company since 1983. Mr. Bren is a member of the Board of Overseers of the University of California, Irvine, and is a member of the Board of Trustees of the California Institute of Technology, the Los Angeles County Museum of Art and the Orange County Museum of Art.

John F. Grundhofer, 59. Mr. Grundhofer has been a Director of the Company since December 1993. Mr. Grundhofer has been President and Chief Executive Officer of U.S. Bancorp (formerly First Bank System, Inc.), Minneapolis, Minnesota since August 1997. From 1990 to 1997, Mr. Grundhofer was Chairman, President and Chief Executive Officer of First Bank System, Inc. From 1986 to 1990, Mr. Grundhofer served as Vice Chairman and Senior Executive Officer for Southern California with Wells Fargo Bank, N.A. Prior to joining Wells Fargo Bank in 1978, Mr. Grundhofer spent 18 years with Union Bank in California. In addition to serving as President and Chief Executive Officer of U.S. Bancorp, Mr. Grundhofer is also a Trustee of Minnesota Mutual Life Insurance Company and a Director of Donaldson Company, Inc. and of U.S. Bancorp. Mr. Grundhofer is Chairman of Minnesota Meeting, a Director of the Minneapolis Institute of Arts and of the United Way of the Minneapolis area, an Advisory Director of the Metropolitan Economic Development Association, and a member of the Bankers Roundtable and of the CEO Board of the School of Business Administration at the University of Southern California.

Bowen H. McCoy, 60. Mr. McCoy has been a Director of the Company since December 1993. Mr. McCoy has been a real estate and business counselor with Buzz McCoy Associates, Inc. since 1990. Prior to this, Mr. McCoy had a 28-year career with Morgan Stanley & Co. Incorporated, and was President and Chairman of Morgan Stanley Realty, Inc. Mr. McCoy is a Trustee of the Urban Land Institute and The Hoover Institution. He is also President of The Real Estate Counselors and President of the Urban Land Foundation. He has served as Chairman of the Advisory Board for Stanford University Center for Economic Policy Research, Chairman of the Los Angeles American Red Cross and Trustee of the Pacific School of Religion.

Members of the Board of Directors Continuing in Office; Terms Expire at the 2000 Annual Meeting of Shareholders

Michael D. McKee, 52. Mr. McKee has been a Director of the Company since January 1995. Mr. McKee has been Executive Vice President, Chief Financial Officer and Secretary of The Irvine Company since January 1997 and was Executive Vice President, Chief Legal Officer and Secretary of The Irvine Company from April 1994 to December 1996. Prior to joining The Irvine Company, Mr. McKee was the managing partner of the Orange County office of Latham & Watkins, an international law firm with which he was associated since 1979. Mr. McKee is a member of the Board of Directors of Circus Circus Enterprises, Inc., Health Care Property Investors, Inc. and Realty Income Corporation.

Jack W. Peltason, 74. Mr. Peltason has been a Director of the Company since December 1993. Mr. Peltason was President of the University of California from 1992 until his retirement in 1995. From 1984 to 1992 Mr. Peltason served as Chancellor for the University of California, Irvine. He is a Professor of Political Science at University of California, Irvine and a Fellow of the American Academy of Arts and Sciences. Mr. Peltason is a director of AST Research, Inc. and Infotec, Inc. and a consultant to the Bren Charitable Foundation.

Requirements of Board Members

               Pursuant to the Company's Articles of Incorporation and Bylaws a majority of the Directors of the Company must be persons who are not (i) affiliates, or an officer, director or employee, of The Irvine Company or (ii) the spouse, ancestor or lineal descendant or brother or sister of Mr. Bren ("Unaffiliated Directors"). In addition, The Irvine Company has certain rights to nominate persons for election to the Board of Directors as described below.

Committees of the Board--Board Meetings

               The Board of Directors held five meetings in 1997. In addition, management conferred frequently with Directors on an informal basis to discuss Company affairs. During 1997, all Directors attended 75% or more of the aggregate number of meetings of the Board of Directors and meetings of all committees of the Board on which they served.

               The Board of Directors has the following standing committees:

               Audit Committee. The Audit Committee is responsible for making recommendations concerning the engagement of independent public accountants, for reviewing with the independent public accountants the plans and results of the audit engagement, for approving professional services provided by the independent public accountants, for reviewing the independence of the independent public accountants, for considering the range of audit and non-audit fees and for reviewing the adequacy of the Company's accounting controls. As required by the Company Bylaws, the Audit Committee consists of three Directors, at least two of whom are Unaffiliated Directors.

               The members of the Audit Committee are Messrs. Grundhofer (Chairman), Frank and Peltason. Two Audit Committee meetings were held in 1997.

               Executive Committee. The Executive Committee has been delegated authority in the Company Bylaws to act in lieu of the Board of Directors on all matters permitted by law other than with respect to matters which, pursuant to the Company's Articles of Incorporation and Bylaws, must be approved by the Independent Directors Committee or by a vote of more than 75% of the entire Board of Directors (the "Required Directors").

               The members of the Executive Committee during 1997 were Messrs. Bren (Chairman), McCoy, McFarland, McKee, Watson and, prior to his resignation as Chief Executive Officer and President and a Director of the Company, Steven P. Albert.

               Independent Directors Committee. The Independent Directors Committee is responsible for approving all transactions between the Company or Irvine Apartment Communities, L.P., a Delaware limited partnership (the "Operating Partnership"), on the one hand, and The Irvine Company, its affiliates or Mr. Bren on the other hand, including, but not limited to, whether or not the Company shall exercise any of its rights under the Exclusive Land Rights and Non-Competition Agreement (the "Land Rights Agreement") with The Irvine Company and the terms of any agreement between the Company or the Operating Partnership on the one hand and The Irvine Company, its affiliates or Mr. Bren on the other hand. In addition, the Independent Directors Committee is responsible for selecting the independent appraiser on behalf of the Company pursuant to the Land Rights Agreement. Pursuant to the Company Bylaws, the Independent Directors Committee consists of at least five persons, each of whom is an Unaffiliated Director and a person who has not been employed by The Irvine Company or any of its subsidiaries within the five years preceding such person's election as a director of the Company.

               The members of the Independent Directors Committee are Messrs. Frank (Chairman), Grundhofer, McCoy, Peltason and Seymour. Six Independent Directors Committee meetings were held in 1997.

               Compensation Committee. The Compensation Committee determines compensation for the Company's executive officers and administers the Company's stock-based incentive plans. As required by the Company Bylaws, the Compensation Committee consists entirely of Unaffiliated Directors and does not include any officer of the Company.

               The members of the Compensation Committee are Messrs. McCoy (Chairman) and Seymour. Three Compensation Committee meetings were held in 1997.

               Compensation Committee Interlocks and Insider Participation. Messrs. McCoy and Seymour served on the Compensation Committee during 1997. No Compensation Committee interlocks or insider participation existed in 1997.

               The Company does not have a nominating committee.

Compensation of Directors

               The Company pays its Directors who are neither officers of the Company nor officers or directors of The Irvine Company ("Outside Directors") fees for their services as directors. Directors receive annual compensation of $30,000 plus a fee of $1,500 for attendance (in person or by telephone) at each meeting of the Board of Directors, plus a fee of $750 for attendance (in person or by telephone) at each meeting of a committee of the Board of Directors, whether or not such committee meeting occurs on the same day as a meeting of the Board of Directors, plus annual compensation of $3,000 for acting as chairperson of a standing committee of the Board of Directors. The Company also has established the 1993 Stock Option Plan for Directors, pursuant to which each Eligible Director, as defined below, is (1) awarded an option to purchase 5,000 shares of the Company's Common Stock upon initial appointment or election to the Board and (2) awarded an option to purchase 1,000 shares of the Company's Common Stock at each subsequent annual meeting, except for Eligible Directors as defined in the 1993 Stock Option Plan for Directors first elected to the Board within the twelve months immediately preceding and including such meeting. The exercise price of any such option is equal to the fair market value of the Common Stock on the date of grant. Such options are exercisable at all times during the period beginning on the date of grant and ending on the earlier of (i) the tenth anniversary of the date of grant or (ii) the first anniversary of the date on which the optionee ceases to be an Eligible Director. For purposes of the Plan, "Eligible Director" means any Director who: (i) is not an employee of the Company or any of its subsidiaries or affiliates, (ii) is unaffiliated with The Irvine Company and Mr. Bren and has not been employed by The Irvine Company within the preceding five years and (iii) has not received a stock award within the preceding year under an employee stock plan of the Company.

               If the amendment and restatement of the 1993 Stock Option Plan for Directors (Proposal 2) is approved by the shareholders at the 1998 Annual Meeting, each Eligible Director would receive options to purchase 2,500 shares, instead of 1,000 shares, annually, commencing at the 1998 Annual Meeting. Certain other amendments to the Plan will also be made. See "Item 2.
Proposal to Amend and Restate the 1993 Stock Option Plan for Directors."

               If the 1998 Deferred Compensation Plan for Outside Directors is approved and adopted by the shareholders at the 1998 Annual Meeting, Outside Directors will be able to defer their annual retainer fee as more fully described under "Item 3. Proposal to Approve and Adopt the 1998 Deferred Compensation Plan for Outside Directors."

Certain Rights of The Irvine Company with Respect to the Board of Directors

               Pursuant to the Miscellaneous Rights Agreement, The Irvine Company, its shareholders and affiliates and Mr. Bren and his affiliates (the "Irvine Persons") have the right, and will continue to have the right so long as the Irvine Persons beneficially own at least 20% of the outstanding Common Stock (including for this purpose Common Stock issuable upon exchange of common limited partner interests ("Common L.P. Units") in the Operating Partnership), to nominate three persons (each, an "Irvine Company Board Representative") for election to the Board of Directors of the Company. In the event this ownership falls below 20% but is at least 15%, the Irvine Persons will have the right to nominate two persons for election to the Board of Directors; and if this ownership falls below 15% but is at least 10%, the Irvine Persons will have the right to nominate one person for election to the Board of Directors. In connection with the foregoing, the Irvine Company is authorized to act for the Irvine Persons. The three current Directors nominated by the Irvine Persons are Messrs. Bren, McKee and Watson.

               Two provisions of the Company's Articles of Incorporation give The Irvine Company additional rights with respect to the Company's Board of
Directors:

               First, the Company's Articles of Incorporation provide that a majority of the entire Board of Directors of the Company including at least one Irvine Company Board Representative shall constitute a quorum for Board of Directors action at any meeting.

               Second, the Company's Articles of Incorporation provide that approval of the Required Directors is required to approve (i) a change of control (as defined therein) of the Company or the Operating Partnership; (ii) any amendment to the Company's Articles of Incorporation or Company Bylaws or the partnership agreement of the Operating Partnership (the "Partnership Agreement") ; (iii) any waiver or modification of the ownership limit provisions of the Company's Articles of Incorporation; (iv) any merger, consolidation, statutory share exchange or sale of all or substantially all of the assets of the Company or the Operating Partnership; (v) subject to certain exceptions, the issuance of equity securities of the Company; (vi) the Company taking title to assets or to conduct business other than through the Operating Partnership, or for the Company or the Operating Partnership to engage in another line of business; (vii) the Company or the Operating Partnership making a general assignment for the benefit of creditors or instituting (or consent to the institution of) proceedings in bankruptcy or for the liquidation, dissolution, reorganization or winding-up of the Company or the Operating Partnership; and (viii) termination of the Company's status as a real estate investment trust for federal income tax purposes.


     ITEM 2.  PROPOSAL TO AMEND AND RESTATE THE 1993 STOCK OPTION PLAN FOR
                                   DIRECTORS

               At the 1998 Annual Meeting, the shareholders of the Company will be asked to consider and vote upon a proposal to approve the amendment and restatement of the 1993 Stock Option Plan for Directors (as proposed to be amended and restated, the "Plan"). The amendments proposed to be effected would (i) provide for annual grants of options to purchase 2,500 shares (currently 1,000 shares) of Common Stock to each Eligible Director, (ii) increase the number of shares available for awards under the Plan from 100,000 (of which options to purchase 40,000 shares have been previously granted) to 250,000 and (iii) extend the Plan's expiration date to 2008. Certain technical amendments have been made to comport with changes to Rule 16b-3 promulgated by the Securities and Exchange Commission (the "SEC"). If approved at the 1998 Annual Meeting, the amendments would be immediately effective so that Eligible Directors would receive the increased annual award commencing at the 1998 Annual Meeting.

General

               The summary description herein of the principal features of the Plan is qualified by reference to the full text of the Plan, attached hereto as Annex A. The purpose of the Plan is to promote the interests of the Company and its stockholders by increasing the proprietary and vested interest of non-employee directors in the growth and performance of the Company by granting such directors options to purchase shares of Common Stock of the Company.

               The Plan provides that each Eligible Director, as defined below, will be awarded an option to purchase 5,000 shares of the Company's Common Stock upon initial appointment or election to the Board and an option to purchase 2,500 shares of the Company's Common Stock at each subsequent annual meeting, except for Eligible Directors first elected to the Board within the twelve months immediately preceding and including such meeting.
The exercise price of any such option is equal to the fair market value of the Common Stock on the date of grant. Such options are exercisable at all times during the period beginning on the date of grant and ending on the earlier of
(i) the tenth anniversary of the date of grant or (ii) the first anniversary of the date on which the optionee ceases to be an Eligible Director. For purposes of the Plan, "Eligible Director" means each Director who: (i) is not an employee of the Company or any of its subsidiaries or affiliates and (ii) is unaffiliated with The Irvine Company and Mr. Bren and has not been employed by The Irvine Company within the preceding five years.

               The maximum number of shares available for issuance upon the exercise of options granted under the Plan is 250,000 (of which options to purchase 40,000 shares have been previously granted), subject to adjustment as described below. The shares of Common Stock deliverable upon the exercise of options may be made available from authorized but unissued shares of Common Stock or treasury shares. If any option granted under the Plan shall terminate for any reason without having been exercised, the shares of Common Stock subject to, but not delivered under, such option shall be available for other options. If any option granted under the Plan is exercised through the delivery of shares of Common Stock, the number of shares of Common Stock available for issuance upon the exercise of options shall be increased by the number of shares of Common Stock surrendered.

               The Plan is administered by the Company's Board of Directors. Subject to the provisions of the Plan, the Board is authorized to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan and to make all other determinations necessary or advisable for the administration of the Plan; provided, however, that the Board shall have no discretion with respect to the selection of directors to receive options, the number of shares subject to any such options, the purchase price thereunder or the timing of grants of options under the Plan. The determinations of the Board in the administration of the Plan, as described herein, shall be final and conclusive. The Secretary of the Company shall be authorized to implement the Plan in accordance with its terms and to take such actions of a ministerial nature as shall be necessary to effectuate the intent and purposes thereof.

               In the event of a stock split, stock dividend, subdivision or combination of the Common Stock or other change in corporate structure affecting the Common Stock, the number of shares of Common Stock authorized by the Plan shall be increased or decreased proportionately, as the case may be, and the number of shares of Common Stock subject to any outstanding option shall be increased or decreased proportionately, as the case may be, with appropriate corresponding adjustment in the purchase price per share thereunder.

               The Plan shall terminate the day following the Annual Shareholders Meeting at which Directors are elected in 2008, unless the Plan is extended or terminated at an earlier date by Shareholders or is terminated by exhaustion of the shares of Common Stock available for issuance thereunder.

               The Plan may be amended by the Board, as it shall deem advisable or to conform to any change in any law or regulation applicable thereto; provided, that the Board may not, without the authorization and approval of shareholders of the Company: (i) increase the number of shares of Common Stock which may be purchased pursuant to options thereunder, either individually or in the aggregate, except in the limited circumstances provided above, (ii) change the requirement that option grants be priced at fair market value or (iii) modify in any respect the class of individuals who constitute Eligible Directors.

               Set forth below is a summary of the awards expected to be made in 1998 to Eligible Directors pursuant to the Plan:



                               NEW PLAN BENEFITS
                      IRVINE APARTMENT COMMUNITIES, INC.
                             AMENDED AND RESTATED
                     1993 STOCK OPTION PLAN FOR DIRECTORS


                                            SHARES SUBJECT
           NAME AND POSITION                  TO OPTION
           -----------------                --------------
           Anthony M. Frank                     2,500
           John F. Grundhofer                   2,500
           Bowen H. McCoy                       2,500
           Jack W. Peltason                     2,500
           John F. Seymour, Jr.                 2,500


               The Plan is not subject to any provision of ERISA and is not qualified under section 401(a) of the Code.

Certain Federal Income Tax Consequences of the Plan

               When an optionee exercises an option, the difference between the option price and any higher market value of the stock on the date of exercise will be ordinary income to the optionee and will be allowed as a deduction for Federal income tax purposes to the Company. When an optionee disposes of shares acquired by the exercise of the option, any amount received in excess of the market value of the shares on the date of exercise will be treated as long or short term capital gain, depending upon the holding period of the shares. If the amount received is less than the market value of the shares on the date of exercise, the loss will be treated as long or short term capital loss, depending upon the holding period of the shares.

               To the extent that an optionee pays all or part of the option price of a nonstatutory option by tendering shares of Common Stock owned by the optionee, the rules described above apply, except that the number of shares received upon such exercise which is equal to the number of shares surrendered as payment of the option price shall have the same tax basis and tax holding period as the shares surrendered. Generally, the additional shares received upon such exercise have a tax basis equal to the amount of ordinary income recognized on such exercise and a holding period which commences on the date of exercise.

               The foregoing discussion summarizes the Federal income tax consequences of the Plan based on current provisions of the Code, which are subject to change. The summary does not cover any state or local tax consequences of participation in the Plan.

Recommendation of the Board of Directors

               THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND AND RESTATE THE 1993 STOCK OPTION PLAN FOR DIRECTORS, WHICH IS DESIGNATED AS PROPOSAL NO. 2 ON THE ENCLOSED PROXY CARD.


           ITEM 3. PROPOSAL TO APPROVE AND ADOPT THE 1998 DEFERRED COMPENSATION PLAN FOR OUTSIDE DIRECTORS

               At the 1998 Annual Meeting, the shareholders of the Company will be asked to consider and vote upon a proposal to approve and adopt the 1998 Deferred Compensation Plan for Outside Directors (the "1998 Director Plan").

General

               The summary description herein of the principal features of the 1998 Director Plan is qualified by reference to the 1998 Director Plan, attached hereto as Annex B. The purpose of the 1998 Director Plan is to enable Directors to defer receipt of their cash compensation.

               The 1998 Director Plan provides that Directors who are not employees of the Company may defer annual retainer fees paid for services rendered as Board members (currently $30,000). Participating Directors may direct the Company to credit deferred amounts to (i) a Cash Account, (ii) a Stock Account, or (iii) a combination of both. The 1998 Director Plan provides that the amounts deferred to the Cash Account are credited with interest at a rate of 7% per annum. Amounts deferred to the Stock Account are treated as "Units" representing the right to receive one share of Common Stock, or the value thereof, and are credited with dividend equivalents. Participating Directors are entitled to receive a distribution of the balance in their accounts in full or in annual installments either after termination as a Director or at a specified date elected by the Director. Payments of balances in Cash Accounts will be made in cash. Payments of balances in Stock Accounts may be made in cash or shares of Common Stock at the Company's election.

               Shareholder approval of the 1998 Director Plan is being sought because the Board believes that the 1998 Director Plan is an appropriate subject for shareholder consideration, and because shareholder approval may confer certain advantages for participating Directors under Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). If shareholders do not approve the proposal, the 1998 Director Plan will not be adopted.

               THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE 1998 DEFERRED COMPENSATION PLAN FOR OUTSIDE DIRECTORS, WHICH IS DESIGNATED AS PROPOSAL NO. 3 ON THE ENCLOSED PROXY CARD.



          SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

               The following table sets forth certain information with respect to beneficial ownership of the Company's Common Stock by each of the Company's directors, the Company's Chief Executive Officer, each of the four most highly compensated executive officers who were serving as executive officers at the end of 1997, other than the Company's Chief Executive Officer, the Company's former Chief Executive Officer, all directors and current executive officers as a group and each person who is known by the Company to beneficially own five percent or more of any class of the Company's voting securities as of February 28, 1998. The Company has relied upon information supplied by its officers, directors, and certain shareholders and upon information contained in filings with the SEC.

--------------------------------------------------------------------------------------------------------------------------------
                                                                                               Percent of
                                                                                              All Shares of          Percent of
                                        Number of                                             Common Stock         All Shares of
                                        Shares of            Percent of      Number of     (Assuming Exchange      Common Stock/
                                      Common Stock         All Shares of       Common      of Holder's Common          Common
               Name                Beneficially Owned       Common Stock     L.P. Units      L.P. Units)(1)        L.P. Units(1)
--------------------------------------------------------------------------------------------------------------------------------
Directors and Officers
--------------------------------------------------------------------------------------------------------------------------------
Donald Bren(2)                        183,325  (3)               *               --                 *                    *
--------------------------------------------------------------------------------------------------------------------------------
Anthony M. Frank                       10,000  (4)               *               --                 *                    *
--------------------------------------------------------------------------------------------------------------------------------
John F. Grundhofer                      9,000  (5)               *               --                 *                    *
--------------------------------------------------------------------------------------------------------------------------------
Bowen H. McCoy                         13,000  (4)               *               --                 *                    *
--------------------------------------------------------------------------------------------------------------------------------
William H. McFarland                   21,761                    *               --                 *                    *
--------------------------------------------------------------------------------------------------------------------------------
Michael D. McKee                        5,000                    *               --                 *                    *
--------------------------------------------------------------------------------------------------------------------------------
Jack W. Peltason                        8,600  (4)               *               --                 *                    *
--------------------------------------------------------------------------------------------------------------------------------
John F. Seymour, Jr.                    8,100  (4)               *               --                 *                    *
--------------------------------------------------------------------------------------------------------------------------------
Raymond L. Watson                      20,000                    *               --                 *                    *
--------------------------------------------------------------------------------------------------------------------------------
Steven P. Albert                       35,333  (6)               *               --                 *                    *
--------------------------------------------------------------------------------------------------------------------------------
Richard E. Lamprecht                   52,012  (7)               *               --                 *                    *
--------------------------------------------------------------------------------------------------------------------------------
James E. Mead                          39,666  (8)               *               --                 *                    *
--------------------------------------------------------------------------------------------------------------------------------
William W. Thompson                    11,666  (9)               *               --                 *                    *
--------------------------------------------------------------------------------------------------------------------------------
Scott A. Reinert                       17,333 (11)               *               --                 *                    *
--------------------------------------------------------------------------------------------------------------------------------
All current directors and
 officers as a group (19
 persons)(12)(13)                     522,116 (14)              2.6%             --                2.6%                1.2%
--------------------------------------------------------------------------------------------------------------------------------
5% Shareholders(15)
--------------------------------------------------------------------------------------------------------------------------------
The Irvine Company(2)(16)
550 Newport Center Drive
Newport Beach, CA  92660            1,885,309                   9.4%         24,572,957           59.4%               59.1%
--------------------------------------------------------------------------------------------------------------------------------
Cohen & Steers Capital
 Management, Inc.(17)
757 Third Avenue
New York, NY 10017                  1,957,300                   9.8%             --                9.8%                4.4%
--------------------------------------------------------------------------------------------------------------------------------
LaSalle Advisors Capital
 Management, Inc. and
 ABKB/LaSalle Securities
 Limited Partnership(18)
200 East Randolph Drive
Chicago, IL 60601                   1,029,400                   5.2%             --                5.2%                2.3%
--------------------------------------------------------------------------------------------------------------------------------

------------
* Less than 1.0%

(1) Assumes Common L.P. Units (other than those referred to in Notes 2 and 10 below which are not exchangeable within 60 days of the date of this table) are exchanged for shares of Common Stock, without regard to certain ownership limit provisions set forth in the Company's Articles of Incorporation. It is not anticipated that these ownership limit provisions will be waived. The Irvine Company has the right, once in every twelve month period beginning on December 8 of each year, generally to exchange up to one third of the Common L.P. Units beneficially owned by The Irvine Company and affiliates of Mr. Bren (see Note 2) for shares of Common Stock, at an exchange ratio of one Common L.P. Unit for each share of Common Stock, subject to adjustment. The Company's Articles of Incorporation place a limit on ownership by The Irvine Company, Mr. Bren and their affiliates, in the aggregate, of 20% of the outstanding Common Stock. See also Note 10.

(2) Mr. Bren may be deemed the beneficial holder of the shares of Common Stock and Common L.P. Units owned by The Irvine Company due to his status as the sole stockholder and Chairman of the Board of Directors of The Irvine Company. In addition, Mr. Bren may be deemed the beneficial holder of 199,011 Common L.P. Units owned by Stonecrest Village Company, LLC ("Stonecrest") due to his status as the sole shareholder of each member of Stonecrest. Stonecrest owns 305,707 Common L.P. Units, 106,696 of which, pursuant to an agreement with the NYSE, are not exchangeable for shares of Common Stock absent shareholder approval. Mr. Bren disclaims beneficial ownership of the shares of Common Stock and Common L.P. Units owned by The Irvine Company or Stonecrest. If Mr. Bren were deemed the beneficial owner of the shares of Common Stock and Common L.P. Units owned by The Irvine Company and Stonecrest, and assuming exchange of all Common L.P. Units owned by The Irvine Company or Stonecrest (other than the 106,696 Common L.P. Units discussed in the previous sentence) for shares of Common Stock, Mr. Bren would be deemed to beneficially own 26,840,602 shares of Common Stock, representing 60.0% of the outstanding Common Stock.

(3)  Shares are held by a trust of which Mr. Bren is trustee.

(4) Includes currently exercisable options to purchase 8,000 shares of Common Stock granted to each of Messrs. Frank, McCoy, Peltason and Seymour pursuant to the 1993 Stock Option Plan for Directors.

(5) Includes 8,000 shares held in Mr. Grundhofer's Individual Retirement Account and currently exercisable options to purchase 1,000 shares of Common Stock granted to Mr. Grundhofer pursuant to the 1993 Stock Option Plan for Directors.

(6) Mr. Albert resigned as the Chief Executive Officer and President and a Director of the Company in February 1997. Since his resignation, Mr. Albert has not made a Form 4 or 5 filing under the Exchange Act and therefore, the Company has no information for Mr. Albert after such date.

(7) Includes (i) currently exercisable options to purchase 31,666 shares of Common Stock granted to Mr. Lamprecht pursuant to the 1993 Long-Term Stock Incentive Plan and the 1996 Long-Term Stock Incentive Plan and (ii) options (which become exercisable within 60 days of the date of this table) to purchase 18,334 shares of Common Stock granted to Mr. Lamprecht pursuant to the 1993 Long-Term Incentive Plan and the 1996 Long-Term Stock Incentive Plan.

(8) Includes (i) currently exercisable options to purchase 8,333 shares of Common Stock granted to Mr. Mead pursuant to the 1993 Long-Term Stock Incentive Plan and (ii) options (which become exercisable within 60 days of the date of this table) to purchase 13,333 shares of Common Stock granted to Mr. Mead pursuant to the 1993 Long-Term Stock Incentive Plan.

(9) Represents currently exercisable options to purchase shares of Common Stock granted to Mr. Thompson pursuant to the 1996 Long-Term Stock Incentive Plan.

(10) Mr. Thompson and two officers of the Company not named in the table may be deemed the beneficial owners of 74,523 Common L.P. Units held by Thompson Residential Company ("TRC"). Mr. Thompson is the majority shareholder of TRC. The Common L.P. Units held by TRC are not currently exchangeable for Common Stock. Upon the occurrence of certain events, such Common L.P. Units will become exchangeable for Common Stock at an exchange ratio of one Common L.P. Unit for each share of Common Stock, subject to adjustment, and subject to the Company's right to purchase all or a portion of such Common L.P. Units.

(11) Includes (i) currently exercisable options to purchase 3,665 shares of Common Stock granted to Mr. Reinert pursuant to the 1993 Long-Term Stock Incentive Plan and the 1996 Long-Term Stock Incentive Plan and (ii) options (which become exercisable within 60 days of the date of this table) to purchase 11,668 shares of Common Stock granted to Mr. Reinert pursuant to the 1993 Long-Term Stock Incentive Plan.

(12) See Notes 2 through 11.  Does not include shares owned by Mr. Albert.

(13) Does not include the shares of Common Stock and Common L.P. Units referred to in Notes 2 and 10 above. If the shares of Common Stock and Common L.P. Units exchangeable within 60 days referred to in Note 2 above were included, all directors and officers as a group would be deemed to beneficially own 2,407,425 shares of Common Stock or 11.9% of all shares of Common Stock and 24,771,968 Common L.P. Units, 60.4% of all shares of Common Stock (assuming exchange of holder's Common L.P. Units) and 60.4% of all shares of Common Stock/Common L.P. Units.

(14) Includes (i) currently exercisable options to purchase 179,991 shares of Common Stock granted pursuant to the 1993 Long-Term Stock Incentive Plan and the 1996 Long-Term Stock Incentive Plan and (ii) options (which become exercisable within 60 days of the date of this table) to purchase 70,004 shares of Common Stock granted pursuant to the 1993 Long-Term Incentive Plan and the 1996 Long-Term Stock Incentive Plan.

(15) Information based on a review of Schedule 13Ds or 13Gs filed with the SEC as of March 13, 1998.

(16) Represents shares of Common Stock and Common L.P. Units owned directly or indirectly by The Irvine Company. Does not include Common L.P. Units owned by Stonecrest. See Note 2.

(17) Based on information provided in Amendment No. 4 to a Schedule 13G filed on February 12, 1998 by Cohen & Steers Capital Management, Inc. ("Cohen & Steers"). As of December 31, 1997, Cohen & Steers had sole dispositive power with respect to all of such shares, and sole voting power with respect to 1,677,100 of such shares.

(18) Based on information provided in Amendment No. 1 to a Schedule 13G filed on February 13, 1998 by LaSalle Advisors Capital Management, Inc. ("LACM") and ABKB/LaSalle Securities Limited Partnership ("ABKB"). As of December 31, 1997 (i) LACM had sole voting and dispositive power with respect to 193,100 shares, shared voting power with respect to 0 shares and shared dispositive power with respect to 210,100 shares and (ii) ABKB had sole voting and dispositive power with respect to 15,700 shares, shared voting power with respect to 584,610 shares and shared dispositive power with respect to 610,500 shares.


                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with The Irvine Company

               The Company and The Irvine Company have entered into an administrative services agreement, as amended, pursuant to which The Irvine Company provides the Company with certain administrative services, including, but not limited to, income tax services, risk management and other support services. During 1997, the Company incurred costs of approximately $132,000 pursuant to the administrative services agreement.

               The Company and The Irvine Company have also entered into a lease pursuant to which the Company leases space from The Irvine Company. Pursuant to the lease, $253,000 was incurred in 1997. Base rent payable by the Company under the lease is approximately $323,000 per annum through 1998. The Company also incurred parking costs to The Irvine Company of approximately $35,000 in 1997. The Company also rents retail space for its Leasing and Information Center from an affiliate of The Irvine Company. Pursuant to such lease $78,000 was incurred in 1997. Base rent payable by the Company under such lease is approximately $58,000 per annum through 1998. Additionally, the Company has entered into a short term lease with The Irvine Company to provide for offsite parking adjacent to one of the Company's construction sites for storing materials and parking for laborers. The total amount incurred in 1997 was $18,000.

               Two of the Company's apartment communities are financed by mortgage notes payable to The Irvine Company. These mortgage notes totaled $50,397,000 at December 31, 1997. The mortgage notes are collateralized by all-inclusive trust deeds on each of the apartment communities financed, bore fixed interest rates of 5.75% at December 31, 1997, are fully amortizing, and mature in 2015 and 2024. Interest incurred on the mortgage notes payable to The Irvine Company totaled $2,920,000 for the year ended December 31, 1997. The mortgage notes payable to The Irvine Company "wrap around" secured first trust deed notes payable to third party financial institutions. The secured first trust deed notes totaled $50,651,000 as of December 31, 1997. The largest aggregate amount of indebtedness outstanding under each note was $17,234,000 and $33,993,000 during 1997. As of February 28, 1998, the amount outstanding under each note was $16,685,000 and $33,568,000.

               On February 20, 1997, the Company sold, pursuant to a public offering, 1,150,000 shares of Common Stock at $27.50 per share. Currently with such offering, The Irvine Company, pursuant to its rights under the Partnership Agreement, purchased 1,394,194 Common L.P. Units at $26.06 per unit (which is equal to the public offering price of the Common Stock in such offering less an amount equivalent to the underwriting discount). In addition, during 1997 the Company sold in the aggregate 38,065 shares of Common Stock at varying prices ranging from $26.338 to $31.063 per share pursuant to its Dividend Reinvestment and Additional Cash Investment Plan. In connection with such sales, The Irvine Company, pursuant to its rights under the Partnership Agreement and Miscellaneous Rights Agreement, purchased an aggregate of 27,159 Common L.P. Units and 1,756 shares of Common Stock at varying prices ranging from $26.338 to $31.063. All of the foregoing Common L.P. Units are exchangeable for Common Stock on a one for one basis, subject to adjustment and certain limitations.

               The Company, the Operating Partnership, and The Irvine Company are parties to the Land Rights Agreement. This Agreement, which extends through July 31, 2020, provides the Company the exclusive right, but not the obligation, to acquire additional land sites on the Irvine Ranch which have been entitled for residential use and designated by The Irvine Company as ready for apartment development in accordance with the Master Plan. The determination to exercise an option with respect to a site is made solely by a majority of the Independent Directors Committee of the Company's Board of Directors. In addition, The Irvine Company and Donald Bren have agreed to conduct their apartment community development and ownership activities on the Irvine Ranch solely through the Company.

               Pursuant to the Land Rights Agreement, The Irvine Company and Mr. Bren have agreed not to directly or indirectly acquire or develop, or acquire an equity interest in any entity that has an ownership interest in, any rental apartment community whether on or off the Irvine Ranch. This prohibition terminates, with respect to communities on the Irvine Ranch, on July 31, 2020, and with respect to communities off the Irvine Ranch, when (i) no nominee of The Irvine Company is a member of the Company's Board of Directors and (ii) The Irvine Company and certain related persons beneficially own less than 20% of the outstanding Common Stock in the aggregate (including for this purpose Common Stock issuable upon exchange of Common L.P. Units).

               The Land Rights Agreement is subject to early termination upon the occurrence of certain events including (i) the failure of the shareholders of the Company to elect as directors of the Company the number of directors which The Irvine Company is entitled to nominate to the Company's Board of Directors, (ii) in the event of a vacancy on the Board of Directors of an Irvine Company Board Representative, the remaining directors shall not promptly elect a person designated by The Irvine Company to fill such vacancy and (iii) during the period The Irvine Company has the right to nominate three persons to the Company's Board of Directors, the provisions of the Articles of Incorporation and the Bylaws requiring approval of the Required Directors to take certain actions shall be repealed, modified or amended without the prior written consent of The Irvine Company.

               Under the terms of the Land Rights Agreement, through July 31, 2000, the purchase price for any apartment community sites acquired may be paid with either cash, Common Stock or Common L.P. Units, at the option of the Company. After July 31, 2000, the choice of consideration will revert to The Irvine Company. In no event shall the purchase price for any apartment community land site exceed 95% of the value of such site as determined by independent appraisals. In addition, the purchase price for apartment sites encompassing the first 1,800 apartment units the Company develops starting in mid-1995 was set at an amount such that each project's budgeted pro forma unleveraged return on costs for the first 12 months following stabilized occupancy was between 10.0% and 10.5%. Seven land sites, which will contain a total of 1,884 apartment units, including the three discussed below were purchased under this arrangement. Accordingly, as of the date of this Proxy Statement the purchase price for all future land acquisitions under the Land Rights Agreement will be no greater than 95% of the appraised value.

               On February 10, 1997, the Operating Partnership acquired a 316-unit development site known as Rancho Santa Fe for $8,408,000 from The Irvine Company. The purchase price was paid through the issuance of 313,439 additional Common L.P. Units in the Operating Partnership. On October 21, 1997, the Operating Partnership acquired a 196-unit development site for $5,697,000 from The Irvine Company and on December 16, 1997 the Operating Partnership acquired a 393-unit development site for $10,325,000 from The Irvine Company. The purchase price for these two sites was paid through the issuance of 179,433 and 332,060 additional Common L.P. Units, respectively, in the Operating Partnership. Pursuant to the terms of each of these three acquisitions, a portion of the purchase price is refundable through the forfeiture of a portion of the Common L.P. Units issued in the transaction, if the apartment community to be constructed on the site does not achieve a 10% unleveraged return on costs for the first twelve months following stabilized occupancy. Independent appraisals were obtained for each of the sites referred to above, prior to the Independent Directors Committee determining that the Company would exercise its right to purchase such land sites. The foregoing Common L.P. Units are exchangeable for Common Stock of the Company on a one for one basis, subject to adjustment and certain limitations.

               Pursuant to the Land Rights Agreement, if the Company elects not to exercise its option for any site, the Company will thereafter have a right of first refusal on the sale of such site to a third party if the terms of such sale are more favorable than those offered to the Company. The determination to exercise an option or the right of first refusal under the Land Rights Agreement with respect to any site will be made solely by a majority of the Independent Directors Committee.

               Three Directors of the Company, Messrs. Bren, McKee, and Watson are affiliated with The Irvine Company. Mr. Bren is Chairman of the Board and
the sole stockholder of The Irvine Company.   Mr. McKee is Executive Vice
President and Chief Financial Officer of The Irvine Company.   Mr. Watson is
Vice Chairman of the Board of The Irvine Company.

               The respective interests of the Company and The Irvine Company (and certain of its affiliates) in the Operating Partnership were 44.4% and 55.4%, respectively, at December 31, 1997 and 45.4% and 54.6%, respectively, at December 31, 1996.

Other Transactions

               In February 1997, the assets of TRC, a privately held, Northern California-based multi-family development company, were acquired for $2 million which was paid by the issuance of 74,523 Common L.P. Units (see Note 10 under "Share Ownership of Certain Beneficial Owners and Management") based on the average closing price of the Company's Common Stock for the ten trading days preceding the acquisition's closing date. Concurrently with the acquisition, the three senior real estate executives of TRC (William W. Thompson, Bruce N. Dorfman and Robert J. Hughes) became officers of the Company. In addition, TRC may be paid up to an additional $2 million in cash or Common L.P. Units if an apartment community (The Hamptons) achieves certain performance targets.

               In December 1997, the Operating Partnership acquired a 326-unit development site in the master planned community of Stonecrest Village in San Diego County from an affiliate of The Irvine Company controlled by Donald Bren, the Chairman of the Board of Directors of the Company. The purchase price for the site of $9,475,000 was paid through the issuance of 305,707 additional Common L.P. Units in the Operating Partnership, of which 199,011 Common L.P. Units are exchangeable for Common Stock of the Company on a one for one basis, subject to adjustment and certain limitation, with the remainder not being exchangeable for Common Stock absent approval of the shareholders of the Company. Independent appraisals were obtained for this site prior to the Independent Directors Committee determining that the Operating Partnership would purchase such site.

               Mr. Grundhofer is Chairman, President and Chief Executive Officer of U.S. Bancorp (formerly First Bank System, Inc.) which, through an affiliate, is a member of the bank syndicate that provided the Company's $250,000,000 revolving credit facility. There was no outstanding balance under the credit facility as of February 28, 1998. Based on this bank's percentage participation in this credit facility (and the predecessor facilities), the Company estimates that the amount of interest and fees paid to the affiliate totaled $279,000 in 1997.



                            EXECUTIVE COMPENSATION

               Set forth below are tables prescribed by the proxy rules of the SEC which present compensation information for the Company's chief executive officer, the four other most highly compensated executive officers who were serving as executive officers at the end of 1997, and the Company's former chief executive officer (the "Named Executive Officers").

                                                 SUMMARY COMPENSATION TABLE

                                                                                        Long-Term
                                             Annual Compensation (1)               Compensation Awards
                                          ----------------------------        -----------------------------
                                                                               Restricted                         All Other
                                                                                  Stock                         Compensation
                                          Salary (2)         Bonus (3)         Awards (4)      Options (5)           (6)
Name and Principal Position    Year           ($)               ($)               ($)             (#)                ($)
---------------------------    ----       ----------         ---------        -----------      -----------      ------------
William H. McFarland           1997        $177,436          $190,000         $  811,250        100,000           $     --
 Chief Executive Officer
 and President

Steven P. Albert(7)            1997        $ 35,434          $     --         $       --              --          $268,405
 Former Chief Executive        1996        $275,000          $     --         $       --              --            $7,563
 Officer and President         1995        $174,041          $100,000         $1,746,250        100,000           $ 27,058

Richard E. Lamprecht           1997        $179,722          $200,000         $  266,250         30,000           $ 10,341
 Senior Vice President,        1996        $135,000          $ 55,000         $       --             --           $  6,300
 President, Irvine Ranch       1995        $135,000          $ 50,000         $  161,250         35,000           $  4,050
 Division

James E. Mead                  1997        $220,000          $165,000         $  134,375         25,000           $  8,800
 Senior Vice President,        1996        $200,000          $145,000         $       --              --          $  8,250
 Chief Financial Officer       1995        $200,000          $140,000         $  403,125         40,000           $  8,250
 and Secretary

William F. Thompson            1997        $195,046          $120,000         $  671,875         35,000           $     --
 Senior Vice President,
 President, California
 Division

Scott A. Reinert               1997        $140,000          $ 70,000        $        --         10,000           $  7,452
 Vice President,               1996        $135,000          $ 55,000        $        --             --           $  6,582
 Operations                    1995        $135,000          $ 50,000        $   161,250         35,000           $     --

------------
(1) The officers listed in this table receive certain personal benefits; however, such benefits do not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus for any period reported.

(2) The start dates for Messrs. McFarland, Albert and Thompson were July 15, 1997, May 1, 1995 and February 4, 1997, respectively.

(3) The bonuses for each year were paid in February or March of the following year.

(4) 1997 amounts represent 27,500, 10,000, 5,000 and 25,000 restricted stock unit awards granted to Messrs. McFarland, Lamprecht, Mead and Thompson, respectively, as of July 15, 1997, April 25, 1997, February 4, 1997, and February 4, 1997, respectively. 1995 amounts represent 10,000, 25,000 and 10,000 restricted stock unit awards granted to Messrs. Lamprecht, Mead and Reinert, respectively, as of March 1, 1995 and 110,000 performance unit awards granted to Mr. Albert as of May 1, 1995. The Company did not grant any restricted stock unit awards to the Named Executive Officers in 1996. Except as disclosed below with respect to awards granted to Mr. McFarland, all of the foregoing awards vest as described below based on the achievement of certain funds available for distribution ("FAD") targets established by the Compensation Committee. Dividend equivalents are paid on all of the foregoing awards outstanding during the vesting period. None of the restricted stock unit awards or performance unit awards are available for vesting in the year in which the award was granted. 20% of a person's award may be earned as of December 31 in each of the three years following the year the award was granted and 40% of such person's award may be earned as of December 31 in the fourth year following the year of grant, in each case upon the achievement of established FAD targets, except that Mr. McFarland's award vests automatically on December 31 of each year without regard to achievement of FAD or other performance targets. Performance and restricted stock unit awards not earned in any year in which they are available for vesting may be earned in a subsequent year. In addition, in the event of termination other than for cause, all of Mr. McFarland's restricted stock unit award vests immediately. Mr. Albert received dividend equivalent payments paid through, and in respect of, the fourth quarter of 1996. Upon his resignation in February 1997, Mr. Albert forfeited all unvested performance unit awards, but remained eligible to earn a pro rata portion of the performance units he would otherwise have been eligible to earn in respect of 1997. As of December 31, 1997
    (giving effect to awards earned with respect to 1997 and paid in February 1998), the number of shares outstanding in respect of unvested restricted stock or performance unit awards was 27,500, 0, 16,000, 20,000, 25,000 and 6,000 for Messrs. McFarland, Albert, Lamprecht,
    Mead, Thompson and Reinert, respectively. The value of such unvested awards as of December 31, 1997 was $874,844, $0, $509,000, $636,250,
    $795,313 and $190,875 respectively.

(5) Reflects options granted pursuant to the 1993 Long-Term Stock Incentive Plan or the 1996 Long-Term Stock Incentive Plan.

(6) These amounts represent the Company's aggregate contributions to the Company's 401(k) savings plan except that, with respect to Mr. Albert, the 1997 amount includes $252,087 of consulting payments and $13,643 of accrued vacation pay, and the 1995 amount solely represents relocation expenses. See "Employment and Termination of Employment Agreements."

(7) Mr. Albert resigned from the Company in February 1997.   Upon Mr. Albert's
    resignation, Mr. Bren, the Chairman of the Board of Directors of the Company, assumed the position of Chief Executive Officer and President on an interim basis until Mr. McFarland's appointment as Chief Executive Officer and President in July 1997. Mr. Bren did not receive any compensation from the Company in 1997 for serving in such capacities.



                             OPTION GRANTS IN 1997

                                        Individual Grants (1)
                             ------------------------------------------                             Potential Realizable
                                              % of Total                                            Value at Assumed
                                 Number         Options                                            Annual Rates of Stock
                             of Securities     Granted to                                         Price Appreciation for
                               Underlying         All         Exercise                                 Option Term
                                Options        Employees        Price        Expiration        -----------------------------
        Name                    Granted         in 1997        ($/Sh)           Date             5% ($)(2)       10% ($)(2)
--------------------         --------------   -----------    ---------    ----------------     -------------    ------------
William H. McFarland            100,000          37.7%       $   29.50    July 15, 2007        $   1,855,239    $  4,701,540
Steven P. Albert                     --            --%       $      --           --            $          --    $         --
Richard E. Lamprecht             10,000          11.3%       $  26.875    February 4, 2007     $     169,015    $    428,318
                                 20,000                      $  26.625    April 25, 2007       $     334,886    $    848,668
James E. Mead                    25,000           9.4%       $  26.875    February 4, 2007     $     422,539    $  1,070,796
William F. Thompson              35,000          13.2%       $  26.875    February 4, 2007     $     591,554    $  1,499,114
Scott A. Reinert                 10,000           3.8%       $  26.875    February 4, 2007     $     169,015    $    428,318

------------
(1) One third of each grantee's options become exercisable on the first anniversary of the grant, with another one third becoming exercisable on each of the second and third anniversaries. The options may be exercised at any time prior to the tenth anniversary of the grant, unless the grantee's employment with the Company is sooner terminated, in which case unexercisable options are forfeited, and the grantee shall have a specified period in which to exercise any options which had previously become exercisable.

(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% rate of increase from the grant date set by the SEC and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price.


                         OPTION EXERCISES IN 1997 AND
                        DECEMBER 31, 1997 OPTION VALUES


                               Shares                       Number of Securities Underlying        Value of Unexercised In-
                            Acquired on                   Unexercised Options at December 31,        the-Money Options at
        Name                  Exercise    Value Realized               1997 (#)                     December 31, 1997 ($)(1)
--------------------        -----------  ---------------  -----------------------------------      -------------------------
William H. McFarland               --    $            --    Exercisable                 --             $             --
                                                            Unexercisable          100,000             $        231,250
Steven P. Albert               33,333    $       387,496    Exercisable                 --             $             --
                                                            Unexercisable               --             $             --
Richard E. Lamprecht               --    $            --    Exercisable             38,333             $        580,724
                                                            Unexercisable           41,667             $        336,151
James E. Mead                  56,667    $       665,017    Exercisable                 --             $             --
                                                            Unexercisable           38,333             $        332,599
William W. Thompson                --    $            --    Exercisable                 --             $             --
                                                            Unexercisable           35,000             $        172,813
Scott A. Reinert               23,000    $       274,750    Exercisable                333             $          5,224
                                                            Unexercisable           21,667             $        232,401



(1) Represents the difference between the closing price of the Company's Common Stock on the NYSE on December 31, 1997 of $31.8125 per share and the exercise price of the options, but not less than zero.


              EMPLOYMENT AND TERMINATION OF EMPLOYMENT AGREEMENTS

               William H. McFarland was appointed Chief Executive Officer and President of the Company on July 15, 1997. Pursuant to an employment agreement, Mr. McFarland received an annualized base salary of $400,000 for 1997 and is eligible for an annual bonus of 0% to 100% of his base salary, with $183,000 and $400,000 guaranteed for 1997 and 1998, respectively. In addition, the agreement provides that Mr. McFarland will be a participant in the Company's fringe benefit programs and long-term incentive plans. Upon hire Mr. McFarland received options to purchase 100,000 shares of Common Stock and also received for 1997 a grant of 27,500 restricted stock units vesting 0% in 1997, 20% in each of 1998, 1999 and 2000 and 40% in 2001, and will receive an annual award of 27,500 restricted stock units in each of the years 1998 through 2000 assuming continued employment. These restricted stock unit awards will vest automatically on December 31 of each year and do not require that any performance targets be met; and the restricted stock unit awards to be granted in 1998, 1999 and 2000 each vest over periods ending in 2001. In addition, upon Mr. McFarland's death or disability or if Mr. McFarland is terminated without cause, all unvested restricted stock unit awards will vest immediately and all then ungranted restricted stock units will also be granted to Mr. McFarland and will immediately vest.

               Under an employment agreement covering the period January 1, 1998 to December 31, 2002, James E. Mead, Senior Vice President, Chief Financial Officer and Secretary of the Company, is entitled to an annualized base salary of $250,000, subject to increase at the discretion of the Compensation Committee, and an annual bonus of 0% to 100% of his base salary. In addition, the agreement provides that Mr. Mead will be a participant in the Company's fringe benefit programs and long-term incentive plans. In accordance with the agreement, Mr. Mead was granted for 1998 options to purchase 38,000 shares of Common Stock and a restricted stock unit award with respect to 20,000 shares of Common Stock vesting 0% in 1998, 20% in each of 1999, 2000 and 2001 and 40% in 2002, and assuming continued employment, will be awarded options to purchase 25,000 shares and 20,000 shares in 1999 and 2000, respectively, and 10,000 restricted stock units in each of 1999 and 2000, such restricted stock units to vest over periods ending in 2002. All such restricted stock units are eligible for vesting in accordance with FAD per share targets established or, in the case of the 1999 and 2000 awards, to be established by the Compensation Committee. With respect to the 1999 and 2000 restricted stock unit awards, shares not earned by 2002 will remain eligible for vesting until 2003 in the case of the 1999 award, and 2004 in the case of the 2000 award. If Mr. Mead's employment is terminated involuntarily, other than for cause, prior to December 31, 2000 he will receive a severance payment of 24 months salary; if such termination is between January 1, 2001 and December 31, 2002 he will receive a severance payment of 18 months salary.

               Pursuant to an employment agreement, Richard E. Lamprecht was promoted to the position of Senior Vice President, and President, Irvine Ranch Division. The agreement provides for an annualized base salary of $200,000 and a cash bonus for 1997 of $200,000. The agreement provides that in future years Mr. Lamprecht will be eligible for an annual bonus of 0% to 100% of his base salary. Pursuant to the agreement, Mr. Lamprecht was granted in 1997 options to purchase 20,000 shares of Common Stock (which award was in addition to options to purchase 10,000 shares of Common Stock previously granted in
1997) and a restricted stock unit award in respect of 10,000 shares of Common Stock. In addition, Mr. Lamprecht will receive in each of 1998 through 2001 options to purchase 10,000 shares and a restricted stock unit award in respect of 4,000 shares of Common Stock, assuming continued employment.

               Steven P. Albert was appointed as Chief Executive Officer and President of the Company on May 1, 1995 and resigned as of February 7, 1997. While employed, Mr. Albert received an annualized base salary of $275,000 and was eligible to earn an annual bonus of up to 60% of his base salary based upon both his and the Company's performance. In connection with his resignation, Mr. Albert entered into a Confidentiality Agreement and General Release with the Company. Pursuant to the agreement, Mr. Albert provided consulting services to the Company in exchange for 12 monthly payments of $22,917 each. Mr. Albert also received a severance payment in the amount of $141,000, stock dividend equivalent payments for dividends paid in respect of the fourth quarter of 1996, and the Company agreed to continue his coverage, at the Company's expense, under the Company's group insurance plans through February 28, 1997 and to pay him $2,500 per month for twelve months thereafter in order to assist him with purchasing his own benefits. In consideration of the foregoing, Mr. Albert is subject to a confidentiality covenant and has given the Company and its owners, directors, officers, employees, representatives and agents a general release.


            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

               The Compensation Committee of the Board of Directors is responsible for administering the executive compensation plans and programs of the Company and for making recommendations to the Board of Directors regarding the compensation of and benefits provided to the Chief Executive Officer and the other executive officers. The names of the Compensation Committee members are set forth below this report.

       General Policies Regarding Compensation of Executive Officers

               In establishing compensation for executive officers, the Committee seeks to: (1) attract and retain individuals of superior ability and managerial talent, (2) motivate executive officers to increase Company performance for the benefit of its shareholders, and (3) reward executives for exceptional individual contributions to the achievement of the Company's business objectives. To these ends, the Company's executive compensation package consists of salary, variable annual cash compensation (bonus) and stock-based long-term incentive awards.

               Base Salary. Salary levels of executive officers are established after a subjective review of REIT issuers and other real estate companies deemed comparable to the Company. Individual performance will be rewarded with incentives and bonuses. The Committee generally compares the Company's performance with that of other REITs and real estate companies engaged in activities similar to those engaged in by the Company.

               Annual Bonus. The Committee's practice with regard to awarding annual bonuses to executive officers is to take into account whatever measures of performance the Committee determines in its sole discretion to be appropriate under the circumstances, and assigning such weight to any such factors as it determines to be appropriate. See "1997 Compensation" below.
In addition, the Committee may from time to time pay bonuses to selected individuals on an ad hoc basis in connection with special events or projects.

               Long-Term Incentive Compensation. Stock-based incentives constitute the long-term portion of the Company's executive compensation package. Stock options granted at 100% of the stock's fair market value on the grant date provide an incentive for executives to increase the Company's stock price and, therefore, the return to the Company's shareholders. Stock options were granted in 1997 to each of the Company's executive officers. In addition, the Committee granted performance-based stock unit awards to certain of the Company's executive officers, including to all executive officers (other than Mr. McFarland) hired during 1997. Such awards will vest over five years and the earning of such awards, except in Mr. McFarland's case, is subject to the achievement of FAD per share targets established by the Committee. None of the performance-based awards granted in 1997 will vest prior to December 31, 1998. Certain performance-based awards granted in earlier years are subject to vesting prior to December 31, 1998. For a discussion of awards granted to Mr. McFarland, see "--1997 Compensation"
below.   The Committee has not heretofore granted stock appreciation rights, although it has the authority to do so under the Company's stock-based award plans. In granting stock-based awards, the Committee takes into account such factors as it determines to be appropriate under the circumstances, including without limitation the extent of an executive's equity ownership in the Company and the amounts and value of long-term compensation and stock-based compensation received by similarly situated executives at competitor firms.

               Limitation on Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to certain executive officers of the Company. To qualify for deductibility under Section 162(m), compensation in excess of $1,000,000 per year paid to the Chief Executive Officer and the four other most highly compensated executive officers at the end of such fiscal year generally must be "performance-based" compensation as determined under Section 162(m).

               The Committee generally intends to comply with the requirements for full deductibility of executive compensation under Section 162(m). However, the Committee will balance the costs and burdens involved in such compliance against the value to the Company and its shareholders of the tax benefits to be obtained by the Company thereby, and may in certain instances pay compensation that is not fully deductible if in its determination such costs and burdens outweigh such benefits. The Committee believes that the nondeductible amounts of compensation paid to its executives will not be material to the Company.

               1997 Compensation

               Base salaries for Messrs. Mead and Reinert were increased in 1997 based on the factors discussed above. The amounts shown as 1997 bonus in the Summary Compensation Table were paid in February 1998 and, in respect of Messrs. Mead, Thompson and Reinert, were based on achievement of the Company's business plan targets, new apartment community development, occupancy levels and earnings without assigning relative weight to any such factors, as well as the Committee's subjective assessment of the executives' respective individual performance. In establishing such amounts, the Committee noted that the Company exceeded its 1997 business plan FAD budget and continued to produce growth in revenues and operating profits. In this regard, the Committee also noted that in 1997, the Company achieved a total return to shareholders of 34%, increased gross operating margins to 68.0% from 67.2%, achieved stabilized occupancy on two projects totaling 527 units, purchased a 923-unit apartment community, raised $168 million in the capital markets, including $68 million in equity financing and $100 million in principal amount of Notes, and successfully improved pricing and terms on its bank line. The salary and bonus for Mr. Lamprecht was in accordance with the amounts guaranteed to him pursuant to the employment agreement described under "Employment and Termination of Employment Agreements" above. Mr. Thompson's 1997 salary was consistent with salary arrangements established at the time he commenced employment with the Company in February 1997 upon the acquisition of the assets of TRC. See "Certain Relationships and Related Transactions."

               Mr. Albert resigned as Chief Executive Officer of the Company in February 1997 and, subsequently, Mr. McFarland, a director of the Company, became Chief Executive Officer of the Company. The compensation package offered to Mr. McFarland was considered necessary to attract and retain a Chief Executive Officer with his credentials, particularly in view of the fact that he was Executive Vice President, Land and Residential Development of The Irvine Company from 1984 to 1997 and was responsible for the operations and development activities of the Company's predecessor prior to the Company's formation in 1993. Mr. McFarland currently receives an annualized base salary of $400,000 and, as described under "Employment and Termination of Employment Agreements" above, was granted options to purchase 100,000 shares of Common Stock and a restricted stock unit award with respect to an additional 27,500 shares of Common Stock, which restricted stock units vest 0% in 1997 and 20% in each of 1998 through 2000 and 40% in 2001. The 1998-2000 vesting occurs automatically on December 31 of each year and does not require that any performance targets be met. Pursuant to his employment agreement, Mr. McFarland was guaranteed a minimum 1997 bonus of $183,000.


                                          Bowen H. McCoy
                                          John F. Seymour, Jr.


                         STOCK PRICE PERFORMANCE GRAPH

               The Stock Price Performance Graph below compares cumulative total shareholder return (assuming reinvestment of dividends) of the Company, the New York Stock Exchange, Inc. ("NYSE") Composite Index and the National Association of Real Estate Investment Trust (NAREIT) Equity REIT Total Return Index for the period beginning December 8, 1993, the date on which trading of the Company's Common Stock commenced, through December 31, 1997. The closing price for the Common Stock was $31.8125 on December 31, 1997. The stock price performance of the Company's Common Stock depicted in the graph below represents past performance only and is not indicative of future performance. The Stock Price Performance Graph assumes $100 was invested at the closing price on December 8, 1993.

($100 invested)


[GRAPHIC OMITTED]


                                   12/8/93    12/31/93   12/31/94   12/31/95   12.31/96   12/31/97
                                   -------    --------   --------   --------   --------   --------
Irvine Apartment Communities       $100.00    $103.62    $101.36    $126.09    $167.77    $224.81
NAREIT Equity Index                $100.00    $ 99.83    $107.56    $123.98    $167.71    $203.26
NYSE Composite Index               $100.00    $101.68    $ 98.49    $129.33    $153.97    $205.40

                            INDEPENDENT ACCOUNTANTS

               The firm of Ernst & Young LLP served as the Company's independent accountants for fiscal 1997. This firm has advised the Company that it has no direct or indirect financial interest in the Company. Representatives of this firm are expected to be present at the 1998 Annual Meeting, with the opportunity to make a statement, should they desire to do so, and will be available to respond to appropriate questions from shareholders. The Audit Committee will select the Company's independent accountants for 1998.


            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

               Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and beneficial owners of more than 10% of the Common Stock of the Company, to file initial reports of ownership and reports of changes in ownership with the SEC and the NYSE. Executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company noted that no individual who, at any time during 1997, was a director, officer or beneficial owner of more than 10% of the Common Stock of the Company failed to file the reports required by Section 16(a) of the 1934 Act on a timely basis, except that Form 4s with respect to the vesting of restricted stock units in February 1997 were filed late for Messrs. Mead, Lamprecht, Howie, McAllister and Reinert, as well as for Tyler H. Rose, the Company's former Senior Vice President and Treasurer.


                            SOLICITATION OF PROXIES

               The cost of soliciting proxies for the 1998 Annual Meeting will be borne by the Company. In addition to solicitation by mail, solicitations may also be made by personal interview, telegram and telephone. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and the Company will reimburse them for expenses in so doing. Consistent with the Company's confidential voting procedure, directors, officers and other regular employees of the Company, as yet undesignated, may also request the return of proxies by telephone or telegram, or in person.


                                 ANNUAL REPORT

               The Company's audited financial statements and notes thereto, including selected financial data and management's discussion and analysis of financial condition and results of operations for the year ended December 31, 1997, are included on pages 13 through 37 of the Company's Annual Report, which is being mailed to all shareholders with this proxy statement. The financial statements, the report of Ernst & Young LLP, independent auditors, thereon, selected financial data and management discussion and analysis of financial condition and results of operations included in the 1997 Annual Report are incorporated herein by reference. In addition, a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1997, as filed with the SEC, will be sent to any shareholder without charge, upon written request to Irvine Apartment Communities, Inc., 550 Newport Center Drive, Newport Beach, California 92660, Attention: Investor Relations.


                             SHAREHOLDER PROPOSALS

               Shareholder proposals intended to be presented at an Annual Meeting, including proposals for the nomination of directors, must be received by the Company at its principal executive offices not less than 60 days nor more than 90 days in advance of the Annual Meeting to be considered (unless less than 70 days' notice of the Annual Meeting is given, in which case the proposal must be received by the Company within 10 days of the notice of the Annual Meeting). The requirements for submitting such proposals are set forth in the Company Bylaws.

               Shareholder proposals intended to be considered for inclusion in the proxy statement for presentation at the 1999 Annual Meeting must be received by the Company at its principal executive offices by November 30, 1998, unless the date of the 1999 Annual Meeting is more than 30 days prior to or subsequent to May 7, 1999, in which case proposals must be received a reasonable time before the mailing of the proxy statement relating to the 1999 Annual Meeting.


                                 OTHER MATTERS

               The Board of Directors does not know of any matter other than that described in this proxy statement that will be presented for action at the meeting. If other matters properly come before the meeting, the persons named as proxies intend to vote the shares they represent in accordance with their judgment.


                                         By Order of the Board of Directors,



                                        James E. Mead
                                        Senior Vice President, Chief
                                           Financial Officer and Secretary

March 30, 1998


                                                                       Annex A

                       IRVINE APARTMENT COMMUNITIES, INC.

                      1993 STOCK OPTION PLAN FOR DIRECTORS

                        AMENDED AND RESTATED MAY 7, 1998


               1. Purpose

               The purpose of the Irvine Apartment Communities, Inc. 1993 Stock Option Plan for Directors (the "Plan") is to promote the interests of the Irvine Apartment Communities Inc. (the "Company") and its shareholders by increasing the proprietary and vested interest of non-employee directors in the growth and performance of the Company by granting such directors options to purchase shares of Common Stock, par value $.01 per share (the "Shares"), of the Company.

               2. Administration

               The Plan shall be administered by the Company's Board of Directors (the "Board"). Subject to the provisions of the Plan, the Board shall be authorized to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan and to make all other determinations necessary or advisable for the administration of the Plan; provided, however, that the Board shall have no discretion with respect to the selection of directors to receive options, the number of Shares subject to any such options, the purchase price thereunder or the timing of grants of options under the Plan. The determinations of the Board in the administration of the Plan, as described herein, shall be final and conclusive. The Secretary of the Company shall be authorized to implement the Plan in accordance with its terms and to take such actions of a ministerial nature as shall be necessary to effectuate the intent and purposes thereof. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware.

               3. Eligibility

               The class of individuals eligible to receive grants of options under the Plan shall be directors of the Company who (i) are not employees of the Company or its affiliates and (ii) are unaffiliated with The Irvine Company and Donald L. Bren and have not, within five years immediately preceding the determination of such director's eligibility, been employed by The Irvine Company ("Eligible Directors"). Any holder of an option granted hereunder shall hereinafter be referred to as a "Participant."

               4. Shares Subject to the Plan

               Subject to adjustment as provided in Section 6, an aggregate of 250,000 Shares shall be available for issuance upon the exercise of options granted under the Plan. The Shares deliverable upon the exercise of options may be made available from authorized but unissued Shares or treasury Shares. If any option granted under the Plan shall terminate for any reason without having been exercised, the Shares subject to, but not delivered under, such option shall be available for other options. If any option granted under the Plan is exercised through the delivery of Shares, the number of Shares available for issuance upon the exercise of options shall be increased by the number of Shares surrendered.

               5. Grant, Terms and Conditions of Options

               (a) Upon first election or appointment to the Board, each newly elected Eligible Director will be granted an option to purchase 5,000 Shares.

               (b) Immediately following each Annual Shareholders Meeting, commencing with the meeting following the close of fiscal year 1997, each Eligible Director, other than an Eligible Director first elected to the Board within the 12 months immediately preceding and including such meeting, will be granted an option to purchase 2,500 Shares as of the date of such meeting.

               (c) The options granted will be nonstatutory stock options not intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and shall have the following terms and conditions:

                            (i) Price.  The purchase price per Share
               deliverable upon the exercise of each option shall be 100% of the Fair Market Value per Share on the date the option is granted. For purposes of this Plan, Fair Market Value shall be the average of the highest and lowest per Share sales prices as reported in the principal consolidated transaction reporting system for the date in question for the securities exchange or NASDAQ - National Market System on which the Shares are then listed or admitted to trading, or, if the Shares shall not have traded on such date, the average of the highest and lowest per Share sales prices on the first date prior thereto on which the Shares were so traded.

                           (ii) Payment.  Options may be exercised only upon
               payment of the purchase price thereof in full. Such payment shall be made in cash or, unless otherwise determined by the Board, in Shares, which shall have a Fair Market Value (determined in accordance with the rules of paragraph (i) above) at least equal to the aggregate exercise price of the Shares being purchased, or a combination of cash and Shares.

                          (iii) Exercisability and Term of Options.  Options
               shall be exercisable in whole or in part at all times during the period beginning on the date of grant until the earlier of ten years from the date of grant and the expiration of the one year period provided in paragraph (iv) below.

                           (iv) Termination of Service as Eligible Director.
               Upon termination of a Participant's service as a Director for any reason, all outstanding options shall be exercisable in whole or in part for a period of one year from the date upon which the Participant ceases to be a Director, provided that in no event shall the options be exercisable beyond the period provided for in paragraph (iii) above.

                            (v) Nontransferability of Options.  No option may
               be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or the laws of descent and distribution, and during the lifetime of the Participant to whom an option is granted it may be exercised only by the Participant or by the Participant's guardian or legal representative. Notwithstanding the foregoing, options may be transferred pursuant to a qualified domestic relations order.

                           (vi) Listing and Registration.  Each option shall be
               subject to the requirement that if at any time the Board shall determine, in its discretion, that the listing, registration or qualification of the Shares subject to such option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such option or the issue or purchase of Shares thereunder, no such option may be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any condition not acceptable to the Board.

                          (vii) Option Agreement.  Each option granted
               hereunder shall be evidenced by an agreement with the Company which shall contain the terms and provisions set forth herein and shall otherwise be consistent with the provisions of the Plan.

               6. Adjustment of and Changes in Shares

               In the event of a stock split, stock dividend, subdivision or combination of the Shares or other change in corporate structure affecting the Shares, the number of Shares authorized by the Plan shall be increased or decreased proportionately, as the case may be, and the number of Shares subject to any outstanding option shall be increased or decreased proportionately, as the case may be, with appropriate corresponding adjustment in the purchase price per Share thereunder.

               7. No Rights of Shareholders

               Neither a Participant nor a Participant's legal representative shall be, or have any of the rights and privileges of, a shareholder of the Company in respect of any Shares purchasable upon the exercise of any option, in whole or in part, unless and until certificates for such Shares shall have been issued.

               8. Plan Amendments

               The Plan may be amended by the Board, as it shall deem advisable or to conform to any change in any law or regulation applicable thereto; provided, that the Board may not, without the authorization and approval of shareholders of the Company: (i) increase the number of Shares which may be purchased pursuant to options hereunder, either individually or in the aggregate, except as permitted by Section 6, (ii) change the requirement of Section 5(d) that option grants be priced at Fair Market Value, except as permitted by Section 6 or (iii) modify in any respect the class of individuals who constitute Eligible Directors.

               9. Effective Date and Duration of Plan

               The Plan shall become effective on the day of the Company's Annual Shareholders Meeting at which the Plan is approved by Shareholders.
The Plan shall terminate the day following the Annual Shareholders Meeting at which Directors are elected in 2008, unless the Plan is extended or terminated at an earlier date by Shareholders or is terminated by exhaustion of the Shares available for issuance hereunder.


                                                                       Annex B



                      IRVINE APARTMENT COMMUNITIES, INC.


             1998 DEFERRED COMPENSATION PLAN FOR OUTSIDE DIRECTORS

              1. Purpose. The purpose of this Plan is to provide the Company's outside directors with an opportunity to defer receipt of annual retainer fees. Capitalized terms used herein shall have the meanings set forth in Section 3.

              2. Effective Date.  The effective date of this Plan is May 7,
1998.

              3. Definitions. For purposes of this Plan, certain items shall be defined as follows:

               "Board" shall mean the Board of Directors of the Company.

               "Cash Account" shall mean a deferred compensation account established under Section 7, denominated in dollars and credited with interest as provided in Section 7.

               "Common Stock" shall mean the common stock ($.01 par value) of the Company.

               "Company" shall mean Irvine Apartment Communities, Inc.

               "Compensation" shall mean the annual retainer paid to outside directors of the Company, as established from time to time, exclusive of meeting, committee and other fees.

               "Eligible Director" shall mean any director of the Company who is not an employee of the Company or its affiliates.

               "Fair Market Value" shall mean the most recent per share closing price of Common Stock on the principal trading exchange or market for such stock, or if such price cannot reasonably be ascertained, the fair market value of the Common Stock as determined in accordance with policies established by the Board.

               "Plan" shall mean this Deferred Compensation Plan for Directors' Fees of the Company.

               "Plan Year" shall mean each period beginning with the election of directors at an annual meeting of the Company's shareholders, and ending on the day before the next subsequent such meeting at which directors are to be elected.

               "Stock Account" shall mean a deferred compensation account established under Section 7, denominated in Units and credited with dividend equivalents as provided in Section 7.

               "Termination Date" shall mean the date on which an Eligible Director ceases to serve as a director of the Company.

               "Unit" shall mean the right to receive one share of Common Stock, or the Fair Market Value thereof, in accordance with the terms of this Plan.

              4. Elective Deferrals.   (a) Any Eligible Director may elect to
defer his or her Compensation under the terms of this Plan. Such election shall be made with respect to Compensation for the Plan Year beginning on the Effective Date, within 30 days after the Effective Date and with respect to Compensation for each subsequent Plan Year, on or before the first day of such Plan Year. Any such election shall be irrevocable with respect to Compensation for the applicable Plan Year, subject to Sections 6 and 10 hereof.

                             (b) A deferral election shall be made by
               delivering a written notice of election to the Secretary of the Company, shall specify whether the Compensation so deferred shall be credited to a Cash Account or a Stock Account (or a combination of both, in even multiples of 10%), and the date or dates on which payment of such amounts shall be made, in accordance with Section 8.

              5. New Directors. Any person who becomes an Eligible Director during any Plan Year may elect, within 30 days after becoming an Eligible Director but effective on the date such person becomes an Eligible Director, to defer all Compensation during the balance of the Plan Year. Any such election shall be made by delivering a written notice of election to the Secretary of the Company in accordance with Section 4.

              6. Change of Election. An Eligible Director's election to defer Compensation, as well as the election to maintain deferred Compensation in a Cash Account and/or a Stock Account, as the case may be, shall continue until such director's Termination Date or until such director withdraws or changes the appropriate election by written notice delivered to the Secretary of the Company. Any such notice withdrawing an election to defer Compensation shall become effective as of the beginning of the next subsequent Plan Year. Any such notice to change the type of Account to which deferred Compensation is credited shall become effective with respect to Compensation paid after the date of such election.

              7. Accounts.   (a) The Company shall maintain separate
memorandum accounts of the Compensation deferred by each Eligible Director for each Plan Year. Cash Accounts shall be credited monthly with interest on the balance in such account, from the date such amount would otherwise have been paid to the director to such crediting date, such interest to be credited at 7% per annum.

                             (b) Stock Accounts shall be credited with Units
               with respect to such deferred Compensation and dividend equivalents, as hereinafter provided. Units will be computed as of the date any deferred Compensation would otherwise have been payable to the deferring Eligible Director by dividing the aggregate amount of such Compensation deferred by the Fair Market Value of Common Stock on such date. Units will also be credited with respect to dividend equivalents as soon as practicable after the record date of any dividend paid on Common Stock by dividing the amount of dividends to which each Unit attributable to the balance in the Account as of such record date would have been entitled if such Unit had been a share of Common Stock outstanding on such date by the Fair Market Value of Common Stock on such record date. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend or subdivision, combination or reclassification of shares of Common Stock, such adjustments shall be made to the Stock Accounts of each Eligible Director as may be deemed appropriate by the Company.

              8. Payment. (a) Upon making a deferral election under Section 4, the Eligible Director may elect to defer receipt of Compensation until either (i) a specified future year or (ii) such director's Termination Date. If alternative (i) is selected, payment of the applicable account(s) will be made or will commence within 90 days after the beginning of the specified year. If alternative (ii) is elected, payment will be made or will commence within 90 days after the Eligible Director's Termination Date.

                             (b) Payments may be made in lump sum or a number
               of annual installments, as specified by the Eligible Director at the time of deferral. Payments of balances in Cash Accounts will be made in Cash. Payments of balances in Stock Accounts may be made in cash or shares of Common Stock at the Company's election.

              9. Death of Eligible Director. Notwithstanding the provisions of Section 8, if any Eligible Director dies in office, or thereafter, before receiving all amounts to which such director is entitled under this Plan, the entire unpaid amount, together with interest or dividend equivalents thereon, as the case may be, to the date of payment shall be paid in one lump sum to any beneficiary or beneficiaries designated by such director by written notice delivered to the Secretary of the Company or, if no beneficiary has been so designated, to such director's estate, as promptly as practicable after such director's death.

             10. Hardship. At any time after an Eligible Director's Termination Date, an Eligible Director who has an unpaid balance in a Cash Account and/or a Stock Account may, in the event of financial emergency which is beyond the control of such director, request that the Company approve payment of all or part of such balance to such director prior to the time such payment would otherwise be made. The amount of such accelerated payment shall be limited to the amount necessary to satisfy the financial emergency and may only be allowed by the Company if disallowance of the accelerated payment would result in financial hardship to such director. In addition to hardship distributions described above, the Company may also make accelerated payment of the unpaid balance of an Eligible Director's accounts if such payment is incident to a director's termination of service and is necessary or advisable to comply with applicable Federal, state or local rules and regulations.

             11. Interests of Eligible Directors. The Company's liability to pay deferred compensation and other amounts to Eligible Directors pursuant to this Plan shall not be funded in any way but shall merely be reflected as a liability on the Company's books in separate memorandum accounts of each eligible director electing deferral. The Eligible Directors' claims to payment hereunder shall be general unsecured obligations of the Company.

             12. Administration. The Board shall have the authority to construe, interpret and administer this Plan on behalf of the Company. The Chairman of the Board, or any officer designated by such Chairman, is hereby authorized to execute such documents and take such other action as such Chairman or officer, as the case may be, considers necessary or appropriate to carry out the purposes of this Plan. Any decision made or action taken by the Board arising out of or in connection with the construction, administration, interpretation and effect of the Plan shall lie within the absolute discretion of said Board and shall be conclusive and binding upon all persons.


                                      PROXY

                       IRVINE APARTMENT COMMUNITIES, INC.

    The undersigned, a shareholder of Irvine Apartment Communities, Inc. (the "Company") hereby appoints William H. McFarland and James E. Mead, and each of them individually, as Proxies to represent and vote all of the Company's Common Stock held of record by the undersigned, each with full power of substitution, at the Annual Meeting of Shareholders of the Company, to be held at the Hyatt Regency Irvine Hotel, 17900 Jamboree Boulevard, Irvine, California 92614, on Thursday, May 7, 1998 at 10:00 a.m., local time, and at any adjournment or postponement thereof, as follows on the reverse side.

     SEE REVERSE                                             SEE REVERSE
        SIDE                                                     SIDE
--------------------                                     ----------------------
                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE


|X|    Please mark
       votes as in
       this example

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE BELOW. IF A CHOICE IS NOT INDICATED WITH RESPECT TO ANY OF ITEMS (1), (2) OR (3) BELOW, THIS PROXY WILL BE VOTED "FOR" SAID PROPOSAL OR PROPOSALS. THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED.

1. To (i) elect 3 Directors of the Company for a term of three years and (ii) elect 1 Director of the Company for a term of two years

   Nominees:  (i) Anthony M. Frank, John F. Seymour, Jr.,
              Raymond L. Watson and (ii) William H. McFarland
     __             __
    |  |  FOR      |  |    WITHHELD
    |__|  ALL      |__|    FROM ALL
          NOMINEES         NOMINEES

  __
 |  |
 |__| ----------------------------------------
       For all nominees except as noted above
                                                        FOR   AGAINST  ABSTAIN

2.   To approve the amendment and restatement of the     __      __       __
     1993 Stock Option Plan for Directors               |  |    |  |     |  |
                                                        |__|    |__|     |__|
                                                         __      __       __
3.   To approve and adopt the 1998 Deferred             |  |    |  |     |  |
     Compensation Plan for Outside Directors            |__|    |__|     |__|

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.
                                                         __
      MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT     |  |
                                                        |__|


The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting and accompanying Proxy Statement dated March 30, 1998.

Joint owners must each sign. Please sign exactly as your name(s) appear(s) on the Stock Certificate. When signing as an attorney, trustee, executor, administrator or guardian, please give your full title. If signer is a corporation, please sign the full corporation name and full title of signing officer.



Signature:_________________ Date:_______ Signature:_______________ Date:_______